January 14, 2020


Invesco Capital Markets, Inc.
11 Greenway Plaza
Houston, Texas 77046-1173



Invesco Unit Trusts, Series 2024

Dear Sirs:

The Bank of New York Mellon is acting as trustee for the Invesco Unit Trusts, Series 2024 set forth above (the "Trust"). We enclose a list of securities to be deposited in the Trust on the date hereof. The prices indicated therein reflect our evaluation of such Securities as of the close of business on January 13, 2020 in accordance with the valuation method set forth in the Standard Terms and conditions of Trust. We consent to the reference to The Bank of New York Mellon as the party performing the evaluations of the Trust Securities in the Registration Statement (No. 333-234845) filed with the Securities and Exchange Commission with respect to the registration of the sale of the Trust Units and to the filing of this consent as an exhibit thereto.

                                                               Very truly yours,



                                                                  Timothy Carson
                                                                  Vice President